December 4, 1996



Mr. Joe W. Levy
Mr. Stephen J. Furst
Mr. Alan A. Weinstein
Gottschalks Inc.
7 River Park Place East
Fresno, CA.  93729

Gentlemen:

You have provided us with certain information and have discussed with us the current and future needs for the financing of Gottschalks Inc., a Delaware corporation
(the "Company").

In connection therewith, we are pleased to inform you that Congress Financial Corporation (Western), a
California corporation ("Congress"), has approved and hereby commits to provide a secured line of credit of Eighty Million Dollars ($80,000,000) (the "Credit
Line") to the Company to be used to refinance its indebtedness to Fleet Capital Corporation and for ongoing working capital purposes. All advances under the committed facility shall be secured by valid first and only liens on all personal property assets of the Company, including, but not limited to, inventories, proceeds thereof (excluding accounts receivable sold by the Company to its special purpose subsidiary, Gottschalks Credit Receivables Corporation ("GCRC"), related intangibles of the Company and negative pledge of the said capital stock of GCRC to be held in an escrow for the benefit of Congress in a manner acceptable to Congress.

The Credit Line will include the following general structure and lending formulas:

     1.   REVOLVING LINE OF CREDIT

          A.   Amount: Revolving loans of up to
Eighty Million Dollars ($80,000,000) based upon the lending formula, and subject to the sublimits and other terms described herein.

          B.   Inventory Lending Formula: Loans of
sixty-five percent (65%) of the value of eligible inventory of the Company, valued at the lower of cost or market, with cost determined under the retail method, net of markdowns. An additional five percent
(5%) seasonal advance will be available from September
1 through December 20 of each calendar year during the term of the Credit Line. An inventory sublimit will be established to limit advances against eligible domestic in-transit inventory to Five Million Dollars
($5,000,000). Appraisals satisfactory to us in all respects shall be conducted on a "going out of business sale" basis, at your expense, by appraisers acceptable to us, and shall be net of all markdowns and estimated liquidation expenses. Eligible inventory will be determined pursuant to general criteria which will be set forth in the loan documentation. Generally, eligible inventory will exclude obsolete, damaged or defective inventory, inventory held for return to vendors, UNICAP, all foreign and such domestic in-transit inventory upon which Congress cannot perfect a first priority security interest, and those other items which do not constitute collateral acceptable for lending purposes pursuant to reasonable and customary criteria established by us.

     2.   LETTER OF CREDIT FACILITY

          A.   Amount: Letters of Credit ("LC's")
arranged through us of up to an aggregate amount at any time outstanding of Twenty Million Dollars
($20,000,000), included within the overall Credit Line.

          B.   LC Reserves Against Availability: A
reserve will be required when opening LC's for the purpose of purchasing eligible inventory. The reserve will be against revolving loan availability and shall be equal to the inverse of the applicable inventory advance rate, multiplied by the cost of the applicable inventory, plus duty, freight and cost of transport within the U.S. LCS which are opened for other purposes approved by us, which approval shall not be unreasonably withheld will require reserves of one hundred percent (100%) of the amount of such LCS.

          C.   Letter of Credit Fee: We shall
receive an LC fee at a rate equal to one percent (1%) per annum on the daily outstanding balance of the LCS payable monthly in arrears. All normal, reasonable and customary applicable bank and opening charges will be in addition to our fee and charged to your loan account.

     3.   FINANCIAL COVENANT

     The loan agreement shall contain one financial covenant--minimum net worth. The dollar amount of the covenant will be set prior to closing at a mutually acceptable level and will remain at that level, with no step-up, for the term of the agreement.

     4.   INTEREST RATE

     The interest rate on loans shall be on-quarter of one percent (0.25%) per annum above the rate announced from time to time by CoreStates Bank, N.A. as its "Prime Rate", or at the Company's option, a rate of two and one-half percent (2.5%) per annum above the adjusted Eurodollar rate used by us. The adjusted
Eurodollar rate will be calculated based on the average of rates of interest per annum at which CoreStates
Bank, N.A. is offered deposits of U.S. dollars in the London interbank market adjusted by the reserve percentages prescribed by governmental authorities as determined by us. Collections shall be credited to the loan account of the Company on a daily basis, after our receipt of a wire transfer of federal funds into our payment account designated for such purpose. If collections are received after 10:00 a.m. Pacific Time, collections shall be credited the next day.
Notwithstanding the foregoing, the interest rates described above will be reduced by one-quarter of one percent (0.25%) following a fiscal year ending January
31, 1998 or thereafter in which the Company's pretax income (excluding extraordinary gains and non-cash losses) exceeds Two Million Dollars ($2,000,000); and further reduced by an additional one-quarter of one percent (0.25%) following a consecutive fiscal-year-end in which the Company's pretax income (excluding extraordinary gains and non-cash losses) exceeds Two
Million Dollars ($2,000,000).

     5.   FEES

     All fees listed below are in addition to interest and other fees and charges provided for herein and may, at our option, be charged directly to any loan account for the Company maintained with us.

          A.   Closing Fee: We shall receive a
closing fee of Five Hundred and Ninety Thousand Dollars
($590,000) for providing the credit facility outlined herein, earned and payable in full at closing. Upon issuance of this commitment letter, One Hundred Fifty
Thousand Dollars ($150,000) is payable as a non-refundable commitment fee. This commitment fee shall be applied to the closing fee when the transaction closes. We shall pay the early termination fee charged by Fleet Business Credit, Inc. at funding providing such early termination fee does not exceed One Hundred and Ninety Thousand Dollars ($190,000).

          B.   Loan Servicing and Audit Fee: We
shall receive a loan servicing and audit fee of $4,000 for each month or part thereof during the term of the arrangements, payable monthly in advance.

          C.   Early Termination Fee: If the Credit
Line is terminated for any reason prior to March 31, 2000, we shall receive an early termination fee as follows:

               (i)  Two percent (2%) of the Credit
Line if terminated on or prior to the first anniversary of the date of closing;

               (ii) One percent (1%) of the Credit
Line if terminated after the first anniversary and on or prior to the second anniversary of the date of closing; and

               (iii)     One-half of one percent (0.5%)
of the Credit Line if terminated after the second anniversary and prior to the third anniversary of the date of closing or during any renewal term.

          The Early Termination Fee will be reduced by fifty percent (50%) in the event the Credit Line is terminated in conjunction with a secondary equity offering or a sale of a majority of the Company's common stock or assets to a third party. Additionally, in the event that all obligations of the Company to us are refinanced, on or after the first anniversary of the date of closing, through CoreStates Bank, N.A., we shall waive the Early Termination Fee.

     6.   TERM

     The Credit Line shall expire on March 31, 2000, with annual renewals thereafter at mutual option.

     7.   EXPENSES

          A.   You agree to pay all reasonable legal
and closing expenses, including attorney's fees (as previously quoted) and disbursements, filing and search fees, appraisal fees and field examination expenses and per diem field examination charges, whether or not this transaction closes. We charge $600 per person per day for our field examiners in the filed and in the office, including travel and hotel expenses (not to exceed
$15,000). All such expenses shall be paid to us upon demand, together with such advance funds on account of such expenses anc charges as we may from time to time request. This paragraph shall survive the expiration or termination of this letter.
          B.   If this transaction closes, you
further agree to pay all of our customary and reasonable out-of-pocket third party expenses incurred from time to time during the course of our financing arrangements.

     8.   DEPOSITS

     We acknowledge that you have previously deposited with us $50,000 against our expenses.

     9.   OTHER INFORMATION AND CONDITIONS

     Our commitment is expressly subject to review of certain other information and a satisfactory completion of our field examinations. Our commitment is also contingent upon a closing taking place within forty-five (45) days after the date hereof, after which time this commitment shall terminate. This commitment is not assignable or transferable and is to be relied upon only by the Company.

     In addition, subject to such conditions as may be established by us, we would anticipate that the closing of the Credit Line will be subject to the satisfaction, in a manner acceptable to us, of the following:

          A.   The Company continuing to furnish us
with all financial information, projections, budgets, business plans, cash flows and such other information as we reasonably request from time to time. We shall have received current perpetual inventory records and/or roll forwards of inventory through the date of closing, together with supporting documentation, and other documents and information that will enable us to accurately identify and verify the eligible collateral at or before closing in a manner satisfactory to us.

          B.   Satisfactory legal review of the
proposed transactions including but not limited to the structure for the sale of accounts from the Company to its special purpose subsidiary, and loan structure by our counsel and execution of loan documents, all in form and substance satisfactory to us, including, but not limited to, a loan agreement, security agreements, a negative pledge of GCRC's capital stock to be held in escrow for the benefit of Congress, collateral assignments, landlord waivers, blocked account agreements, agreements with credit card companies and UCC financing statements. Such loan documents will contain such provisions, representations, warranties, conditions, covenants and events of default as are satisfactory to us and our counsel.

          C.   The excess availability under the
lending formulas provided for above, subject to reserves, shall be not less than $10,000,000 at the closing, after the payment of fees and expenses of the transaction and the application of the proceeds of the initial loans, and provided the accounts payable of the Company are then at a level and in a condition reasonably acceptable to us.

          D.   As or prior to closing, you shall
deliver to us evidence of insurance coverage with respect to our collateral, satisfactory to us as to amount, form, substance and carrier, including, without limitation, lender's loss payee endorsements in our favor as to casualty and business interruption insurance, and containing any endorsements, assurances or affirmative coverage requests by us for protection of our interests, all which shall be, in form and substance, acceptable to us.

          E.   No material adverse change in the
business, operations, profits or prospects of the Company or in the condition of the assets of the Company shall have occurred since the date of our latest field examinations.

          F.   On an ongoing basis, the Company
shall provide us, at its sole cost and expense, with inventory appraisals, from Gordon Brothers Partners, Inc. or from another appraisal firm acceptable to us, at least annually, or more frequently, at our request, after the occurrence and during the continuance of an Event of Default under the Loan Agreement.

Unless accepted by you and so accepted, received by us by the close of business in Los Angeles on December 5, 1996, this commitment shall not be effective.

This letter is directed solely to the Company and shall not be assigned to any other party. The Company may disclose this letter to its agents, employees, advisors, attorneys, accountants, the courts, and other parties (except financial institutions) who may be participating in the transactions described in this letter. No party, other than Company, shall have any rights or benefits under this letter. The Company shall indemnify, defend and hold Congress harmless for any breach of any warranty, covenant or undertaking by the Company, as well as for claims of any third parties, and expenses related thereto, relating to this letter and the transactions described herein.

By signing and approving this letter, you acknowledge that Congress has made no agreement or commitment to the Company to lend money or to extend credit except as expressly set forth in this letter and has made no agreement or commitment with the Company to modify or consider any modification of the terms of this letter.
This letter shall replace and supersede any and all discussions and written communications by Congress concerning the Credit Line. No modification of this letter shall be binding upon or enforceable against Congress without the prior written approval thereto by Congress.

THIS LETTER SHALL BE GOVERNED BY AND INTERPRETED BY THE
LAWS OF THE STATE OF CALIFORNIA GOVERNING CONTRACTS TO
BE WHOLLY PERFORMED IN SUCH STATE.  THE COMPANY AND
CONGRESS EACH HEREBY EXPRESSLY WAIVE ANY RIGHT TO A
JURY TRIAL WITH RESPECT TO ANY DISPUTE OR CONTROVERSY
CONCERNING THIS LETTER OR THE TRANSACTIONS DESCRIBED
HEREIN.  IN ANY DISPUTE BETWEEN THE PARTIES TO THIS
LETTER OR THE TRANSACTIONS DESCRIBED HEREIN, THE
PREVAILING PARTY SHALL BE ENTITLED TO ALL COSTS AND
ATTORNEY'S FEES INCURRED IN CONNECTION WITH SUCH
DISPUTE.

We look forward to continuing to work with you and your associates on this transaction.

Very truly yours,

CONGRESS FINANCIAL CORPORATION (WESTERN)


By: /s/ Donald A. McLeod
Senior Vice President


AGREED AND ACCEPTED ON THIS 5th DAY OF DECEMBER, 1996:


GOTTSCHALKS INC.

By: /s/ Alan Weinstein
Senior Vice President/Chief Financial Officer